KODIAK ENERGY INC.
Suite 1120, 833 4 Ave SW,
Calgary, Alberta T2P 3T5
January 25, 2010

To:	Ore-More Resources Inc.
1530, 9th Avenue S.E.
Calgary, AB  T2G 0T7

Re:           Share Purchase Agreement

WHEREAS Kodiak is the registered holder and beneficial owner of certain of the issued and outstanding shares in the capital of Cougar Energy, Inc.;

AND WHEREAS Kodiak wishes to sell, and Ore-More wishes to purchase, the Cougar Shares (as hereinafter defined).

NOW THEREFORE IN CONSIDERATION of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged by the Parties hereto, the Parties agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Definitions

In this Agreement:

(a)	“Agreement” means this agreement including any recitals and Schedules to this agreement, as amended, supplemented or restated from time to time;

(b)
“Applicable Law” in respect of any Person, property, transaction or event, means all laws, statutes, ordinances, regulations, municipal by-laws, treaties, judgments and decrees applicable to that Person, property, transaction or event and, whether or not having the force of law, all applicable official directives, rules, consents, approvals, authorizations, guidelines, orders and policies of any Governmental Authority having or purporting to have authority over that Person, property transaction or event and all general principles of common law and equity;

(c)	“Business Day” means a day other than a Saturday, Sunday or statutory holiday in Alberta;

(d)	“Closing” has the meaning given to it in Section 5.1;

(e)	“Closing Date” has the meaning given to it in Section 5.1;

(f)	“Cougar Shares” means 8,461,549 common shares in the capital stock of Cougar;

(g)	“GAAP” means generally accepted accounting principles in effect in the United States of America or Canada, as the case may be;

(h)
“Governmental Authority” means any domestic or foreign government, including any federal, provincial, state, territorial or municipal government, and any government agency, tribunal, commission or other authority exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government;

(i)
“Lien” means any mortgage, lien, charge, adverse claim, hypothec or encumbrance, whether fixed or floating, on, or any security interest in, any property, whether real, personal or mixed, tangible or intangible, any pledge or hypothecation of any property, any deposit arrangement, priority, conditional sale agreement, other title retention agreement or equipment trust, capital lease or other security arrangements of any kind (and including, in the case of shares or other securities, shareholders agreements, voting trust agreements and similar arrangements);

(j)	“Ore-More Shares” has the meaning ascribed to it in Section 3.1;

(k)	“Parties” means all of the parties to this Agreement and “Party” means any one of them;

(l)	“Permits” means any licence, permit, approval, consent, operating authorities, certificate, registration or authorization issued by any Governmental Authority which is required under Applicable Law;

(m)
“Person” means any natural person, sole proprietorship, partnership, corporation, trust, joint venture, any Governmental Authority or any incorporated or unincorporated entity or association of any nature;

(n)
“Required Approvals” means approvals, waivers, authorizations or consents by any Governmental Authority or other Person and declarations, filings or registrations with any Governmental Authority or other Person required in connection with the entering into and the performance of this Agreement;

(o)
“Tax” or “Taxes” includes all taxes, surtaxes, duties, levies, imposts, rates, fees, assessments, withholdings, dues and other charges of any nature imposed by any Governmental Authority (including income, capital (including large corporations), withholding, consumption, sales, use, transfer, goods and services or other value-added, excise, customs, net worth, stamp, registration, franchise, payroll, employment, health, education, business, school, property, local improvement, development, education development and occupation taxes, surtaxes, duties, levies, imposts, rates, fees, assessments, withholdings, dues and charges) together with all fines, interest, penalties on or in respect of, or in lieu;

(p)	“Tax Act” means the Income Tax Act (Canada);

(q)	“Time of Closing” means 10:00 a.m. on the Closing Date; and

(r)	“written” includes printed, typewritten, faxed or otherwise capable of being visibly reproduced at the point of reception and “in writing” has a corresponding meaning.

1.2	Construction and Interpretation

The division of this Agreement into Sections, the insertion of headings and the provision of a table of contents are for convenience only, do not form a part of this Agreement and will not be used to affect the construction or interpretation of this Agreement. Unless otherwise specified:

(a)	each reference in this Agreement to “Section”, “Schedule” or “Recital” is to a Section of, or Recital to, this Agreement;

(b)	each reference to a statute is deemed to be a reference to that statute, and to the regulations made under that statute, as amended or re-enacted from time to time;

(c)	words importing the singular include the plural and vice versa and words importing gender include all genders;

(d)	references to time of day or date mean the local time or date in Calgary, Alberta;

(e)	all references to amounts of money mean lawful currency of Canada; and

(f)	an accounting term has the meaning assigned to it, and all accounting matters will be determined, in accordance with GAAP consistently applied.

1.3	Business Day

If under this Agreement any payment or calculation is to be made, or any other action is to be taken, on or as of a day which is not a Business Day, the payment or calculation is to be made, or that other action is to be taken, on or as of the next day that is a Business Day.

1.4	Use of the Word “Including”

The word “including” when following any general term or statement will not be construed as limiting the general term or statement to the specific matter immediately following the word “including” or to similar matters, and the general term or statement will be construed as referring to all matters that reasonably could fall within the broadest possible scope of the general term or statement.

1.5	Time of Essence

Time is of the essence of this Agreement.

ARTICLE 2

PURCHASE AND SALE

2.1	Purchase and Sale covenant

On the basis of the warranties, representations and covenants of Kodiak in this Agreement and subject to the fulfilment of any condition that has not been waived by the Party entitled to the benefit thereof, Ore-More will purchase from Kodiak and Kodiak will sell the Cougar Shares to Ore-More at the Closing herein provided for on the terms and conditions set forth in this Agreement.

ARTICLE 3

PURCHASE PRICE

3.1
In consideration of the Cougar Shares Ore-More will reduce all indebtedness owing to it by Kodiak to zero and as further consideration for each Cougar Share, Ore-More shall issue from treasury 1.5 of Ore-More’s common voting shares (the “Ore-More Shares”) to Kodiak at the Closing.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

4.1	Kodiak represents and warrants that:

(a)
Incorporation.  Cougar is a corporation duly incorporated, organized and existing under the Business Corporations Act (Alberta), is a valid and subsisting corporation in good standing with respect to filing of annual reports with the Alberta Corporate Registry;

(b)
Business Qualification.  Cougar carries on business only in Alberta and British Columbia, is duly qualified, licensed or registered in Alberta and British Columbia to carry on its business, does not carry on business or own or lease any assets in any other province or territory of Canada or in any other country and Cougar has the corporate power to own, lease and operate its property, carry on its business and perform its obligations, if any, under this Agreement;

(c)	Authorised and Issued Capital. The authorized capital of Cougar consists of:

(i)	an unlimited number of common voting shares;

(ii)	an unlimited number of common non-voting shares; and

(iii)	an unlimited number of preferred non-voting shares;

of which there are issued and outstanding as fully paid and non-assessable shares: 9,999,549 voting shares;

(d)
Valid Issuance and Transfer.  The Cougar Shares are validly issued and outstanding as fully paid and non-assessable shares in the capital of Cougar and have been issued in compliance with all Applicable Laws.  None of the Cougar Shares have been transferred by one person to another except in full compliance with all Applicable Laws, the constating documents and any other agreements applicable to Cougar;

(e)	Liens. The Cougar Shares are free and clear of all Liens;

(f)
No Options, etc.  No person, other than Ore-More and the holders of certain warrants and options issued by Cougar, has any right, present or future, contingent or absolute (whether by law, pre-emptive or contract), to purchase the Cougar Shares or to require Cougar to issue any share in its capital and in particular, there are no outstanding securities of Cougar which are convertivle into shares in the capital of Cougar and there are no outstanding options or rights to subscribe for any of the unissed shares in the capital of Cougar;

(g)	Constating Documents. The articles and bylaws of Cougar have not been altered or amended since incorporation other than a name change;

(h)
Other Investments.  Cougar does not own, and is not a party to any agreement to acquire, directly or indirectly, any shares in the capital of, any partnership interest in or any other equity interests in any Person and Cougar has not entered into any agreement to acquire or amalgamate with any other business operations other than Ore-More;

(i)	Directors and Officers. the following are the directors and officers of Cougar:

Name	Office Held
Glenn Watt	President and Director
Bill Tighe	CEO and Director
Les Owens	Director
David Wilson	Chief Financial Officer and Secretary
Steven Peters	V.P. Exploration
Bill Brimacombe	Director

(i)
Annual Financial Statements.  The most recent unaudited financial statements of Cougar (the “Financial Statements”) were prepared by Cougar in accordance with United States GAAP, are correct and accurate in all material respects and present fairly the financial condition and position of Cougar;

(j)
Accounts Receivable.  The accounts receivable shown in the Financial Statements represent the total trade accounts receivable of Cougar and do not include any debts other than trade debts and are all debts which are owing and fully collectible by the Cougar without set-off or counterclaim.  None of the accounts receivable represent monies for goods sold on consignment or on approval;

(k)
Liabilities.  Cougar has no liabilities, contingent or otherwise, except: (1) liabilities disclosed or reflected in the Financial Statements; (2) liabilities incurred in the ordinary course of its business; (3) liabilities and obligations arising under agreements entered into by Cougar in the ordinary course of its business; and (4) obligations and liabilities otherwise disclosed in this Agreement

(l)	Guarantees. Cougar has not guaranteed, or agreed to guarantee, any debt, liability or other obligation of any person other than Kodiak;

(m)
Tax Returns.  All tax returns and reports of Cougar required by law to be filed prior to the date hereof have been filed within the times and in the manner prescribed by law and are true, complete and correct and all Taxes have been paid or accrued in the Financial Statements;

(n)	Provision for Taxes. Adequate accounting has been made for taxes payable for the current period for which tax returns are not yet required to be filed;

(o)
Books and Records.  The accounting and financial Books and Records of Cougar set out and disclose all material financial transactions of Cougar and such transactions have been accurately recorded in the Books and Records.  The Books and Records are not wholly or partly, recorded, stored or maintained or otherwise held by any means (including any electronic, mechanical or photographic process) not available to Cougar in the ordinary course of its business;

(p)
Minute Books.  The minute books and corporate records of Cougar contain complete and accurate minutes of all meetings and proceedings of the shareholders and directors of Cougar since Cougar has been carrying on the Business and the registers of transfers, shareholders and directors are complete and accurate in all material respects;

(q)	Insurance. Cougar has maintained insurance on its business and its assets in accordance with prudent and usual industry practice;

(r)	Title. Cougar has good and marketable title to and possession of all of its assets free and clear of all Liens except for those registrations listed in Schedule A attached hereto;

(s)	Permits. Cougar holds all Permits required for carrying on its business;

(t)
Contracts.  Cougar does not have any pension plans, profit sharing plans or bonus plans, oral, written or implied, with any Person including employees, agents, lessees, licensees, suppliers, officers or directors which are material to Cougar or which cannot be terminated on more than one month’s notice;

(u)
Material Contracts.  Cougar is not a party to any material contract, whether or not oral, written or implied, outside the ordinary course of its business and Cougar has complied with the terms and conditions of its contracts and is not aware of any defaults by Cougar or the party to any such agreement;

(v)
Litigation.  To the knowledge of Kodiak, there are no actions, suits, judgments, investigations or proceedings outstanding, pending, threatened against or affecting Cougar at law or at equity or before or by any Governmental Authority;

(w)	Compliance with Laws. Cougar is not in breach of any laws with effect on its business;

(x)	Employees. Schedule B contains a correct and complete list of each employee of Cougar whether actively at work or not.

(y)
Authority.  Kodiak has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  The execution, delivery and performance of this Agreement and the transaction contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of Kodiak;

(z)
No Conflict.  The making of this Agreement and the completion of the transactions contemplated hereby and the performance of and compliance with the terms hereof does not conflict with or result in the breach of, or the acceleration of, any terms, provisions or conditions of or constitute a default under: (i) the articles and bylaws of Kodiak; (ii) any indenture, mortgage, deed of trust, agreement, lease, franchise, certificate or other instrument to which Cougar is a party or is bound; or (iii) any term or provision of any licenses, registrations or qualifications of Ore-More or any order of any Governmental Authority or any Applicable Law; and

(aa)	Enforceability. This Agreement has been duly executed and delivered by Kodiak and is a legal, valid and binding obligation of Cougar, enforceable against Kodiak in accordance with its terms.

4.2	Ore-More represents and warrants that:

(a)
Incorporation.  Ore-More is a corporation duly incorporated, organized and existing under the Business Corporations Act (Alberta), is a valid and subsisting corporation in good standing with respect to filing of annual reports with the Alberta Corporate Registry;

(b)
Business Qualification.  Ore-More carries on business only in Alberta and British Columbia, is duly qualified, licensed or registered in Alberta and British Columbia to carry on its business, does not carry on business or own or lease any assets in any other province or territory of Canada or in any other country and Ore-More has the corporate power to own, lease and operate its property, carry on its business and perform its obligations, if any, under this Agreement;

(c)	Authorised and Issued Capital. The authorized capital of Ore-More consists of:

(i)	an unlimited number of common voting shares; and

(ii)	an unlimited number of preferred non-voting shares;

of which there are issued and outstanding as fully paid and non-assessable shares: 17,400,000 common voting shares;

(d)
Valid Issuance and Transfer.  The Ore-More Shares are validly issued and outstanding as fully paid and non-assessable shares in the capital of Ore-More and have been issued in compliance with all Applicable Laws.  None of the Ore-More Shares have been transferred by one person to another except in full compliance with all Applicable Laws, the constating documents and any other agreements applicable to Ore-More;

(e)	Liens. The Ore-More Shares are free and clear of all Liens;

(f)
No Options, etc.  No person, other than Kodiak has any right, present or future, contingent or absolute (whether by law, pre-emptive or contract), to purchase the Ore-More Shares or to require Ore-More to issue any share in its capital and in particular, there are no outstanding securities of Ore-More which are convertible into shares in the capital of Ore-More and there are no outstanding options or rights to subscribe for any of the unissued shares in the capital of Ore-More;

(g)	Constating Documents. The articles and bylaws of Ore-More have not been altered since July 31, 2008;

(h)
Other Investments.  Ore-More does not own, and is not a party to any agreement to acquire, directly or indirectly, any shares in the capital of, any partnership interest in or any other equity interests in, any Person and Ore-More has not entered into any agreement to acquire or amalgamate with any other business operations;

(i)	Directors and Officers. the following are the directors and officers of Ore-More:

Name	Office Held
Lee Lischka	Director, President, Secretary and Treasurer
Bruce Dowell	Director

(i)
Annual Financial Statements.  The audited financial statements of Ore-More as of July 31, 2009 and the unaudited interim statements to December 31, 2009, consisting of the balance sheet, statement of income, statement of retained earnings, statement of cash flows and notes to financial statements (collectively, the “Financial Statements”) were prepared in accordance with United States GAAP, are correct and accurate in all material respects and present fairly the financial condition and position of Ore-More;

(j)
Accounts Receivable.  The accounts receivable shown in the Financial Statements represent the total trade accounts receivable of Ore-More and do not include any debts other than trade debts and are all debts which are owing and fully collectible by the Ore-More without set-off or counterclaim.  None of the accounts receivable represent monies for goods sold on consignment or on approval;

(k)
Liabilities.  Ore-More has no liabilities, contingent or otherwise, except: (1) liabilities disclosed or reflected in the Financial Statements; (2) liabilities incurred in the ordinary course of its business; (3) liabilities and obligations arising under agreements entered into by Ore-More in the ordinary course of its business; and (4) obligations and liabilities otherwise disclosed in to Kodiak;

(l)	Guarantees. Ore-More has not guaranteed, or agreed to guarantee, any debt, liability or other obligation of any person;

(m)
Tax Returns.   Except for 2009 Canadian Tax return, all tax returns and reports of Ore-More required by law to be filed prior to the date hereof have been filed within the times and in the manner prescribed by law and are true, complete and correct and all Taxes have been paid or accrued in the Financial Statements;

(n)	Tax Status. At closing - under the provisions of the Tax Act, Ore-More is a Canadian controlled private corporation;

(o)	Provision for Taxes. Adequate accounting has been made for taxes payable for the current period for which tax returns are not yet required to be filed;

(p)
Books and Records.  The accounting and financial Books and Records of Ore-More set out and disclose all material financial transactions of Ore-More and such transactions have been accurately recorded in the Books and Records.  The Books and Records are not wholly or partly, recorded, stored or maintained or otherwise held by any means (including any electronic, mechanical or photographic process) not available to Ore-More in the ordinary course of its business;

(q)
Minute Books.  The minute books and corporate records of Ore-More contain complete and accurate minutes of all meetings and proceedings of the shareholders and directors of Ore-More since Ore-More has been carrying on the Business and the registers of transfers, shareholders and directors are complete and accurate in all material respects;

(r)	Title. Ore-More has good and marketable title to and possession of all of its assets free and clear of all Liens except for those registrations listed in Schedule C attached hereto;

(s)	Permits. Ore-More holds all Permits required for carrying on its business;

(t)
Contracts.  Ore-More does not have any pension plans, profit sharing plans or bonus plans, oral, written or implied, with any Person including employees, agents, lessees, licensees, suppliers, officers or directors which are material to Ore-More or which cannot be terminated on more than one month’s notice;

(u)
Material Contracts.  Ore-More is not a party to any material contract, whether or not oral, written or implied, outside the ordinary course of its business and Ore-More has complied with the terms and conditions of its contracts and is not aware of any defaults by Ore-More or the party to any such agreement;

(v)
Litigation.  To the knowledge of Ore-More, there are no actions, suits, judgments, investigations or proceedings outstanding, pending, threatened against or affecting Ore-More at law or at equity or before or by any Governmental Authority;

(w)	Compliance with Laws. Ore-More is not in breach of any laws with effect on its business;

(x)	Employees. Schedule D contains a correct and complete list of each employee, director and independent contractor of Ore-More whether actively at work or not.

(y)
Authority.  Ore-More has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  The execution, delivery and performance of this Agreement and the transaction contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of Ore-More;

(z)
No Conflict.  The making of this Agreement and the completion of the transactions contemplated hereby and the performance of and compliance with the terms hereof does not conflict with or result in the breach of, or the acceleration of, any terms, provisions or conditions of or constitute a default under: (i) the articles and bylaws of Ore-More; (ii) any indenture, mortgage, deed of trust, agreement, lease, franchise, certificate or other instrument to which Ore-More is a party or is bound; or (iii) any term or provision of any licenses, registration s or qualifications of Ore-More or any order of any Governmental Authority or any Applicable Law; and

(aa)	Enforceability. This Agreement has been duly executed and delivered by Ore-More and is a legal, valid and binding obligation of Ore-More, enforceable against Ore-More in accordance with its terms.

ARTICLE 5

CLOSING DATE

5.1
The closing date is, and the closing of the purchase and sale contemplated by this Agreement will take place at 1:00 p.m. on the day agreed to by the Parties but no later than March 31, 2010 (“Closing Date”) at the offices of Borden Ladner Gervais LLP, 1000 – 400 Avenue SW, Calgary, Alberta  T2P 4H2, or such earlier or later date or other place or on such trust conditions as the Parties hereto may agree in writing.

ARTICLE 6

CONDITIONS PRECEDENT TO CLOSING

6.1	By the Closing Date Ore-More shall have acquired from Ionic the entire loan and all security related thereto on terms acceptable to Ore-More and Ore-More, acting reasonably.

6.2	Wthin 5 days of execution of this Agreement, Ore-More shall provide the following:

(a)	certified copy of a resolution of its Board of Directors approving this transaction and all matters related thereto; and

(b)	a certified copy of the list of its shareholders.

6.3
Within 15 days of execution of the Agreement Ore-More shall provide a certified resolution of the shareholders of Ore-More or other evidence acceptable to Kodiak, showing that substantially all of the Ore-More shareholders approve the transaction set out in this Agreement.

6.4
Within 21 days of execution of this Agreement, Ore-More shall provide evidence that an order of the Court of Queen’s Bench of Alberta has been obtained extending the date for Ore-More’s annual general meeting of shareholders.

6.5	Within 5 days of execution of this Agreement Kodiak shall provide the following:

(a)	certified copy of a resolution of its Board of Directors approving this transaction and all matters related thereto; and

(b)	a certified copy of the list of Cougar’s shareholders.

ARTICLE 7

CLOSING DOCUMENTS

7.1	At the Closing, Kodiak will deliver:

(a)	a certificate as to the accuracy as of the Closing Date of the representations and warranties of the Vendor set forth herein;

(b)	certified copies of resolutions of the directors of Kodiak;

(c)
certified copies of resolutions of the director of Cougar authorizing the transfer of the shares and the registration of such shares in the name of Ore-More and authorizing the issue of new share certificates representing the Shares in the name of Ore-More;

(d)	share certificates in the name of Kodiak representing the Cougar Shares duly endorsed for transfer and a duly executed share certificate in the name of Ore-More respecting such Shares;

(e)	an acceptable escrow agreement; and

(f)	such other documents as Ore-More and Ore-More’s legal counsel may reasonably request.

7.2	Ore-More will deliver:

(a)	a certificate as to the accuracy as of the Closing Date of the representations and warranties of Ore-More set forth herein;

(b)
certified copies of resolutions of the directors of Ore-More authorizing the execution and delivery of this Agreement and all other agreements and documents to be delivered pursuant hereto and the performance by Ore-More of its obligations hereunder;

(c)	share certificates in the name of Ore-more representing the Ore-More Shares duly endorsed for transfer and a duly executed share certificate in the name of Kodiak respecting such Shares; and

(d)	the resignation of Bruce Dowell as a director of Ore-More effective on or before February 28, 2010;

(e)	a resolution of the board of directors of Ore-More appointing Glenn Watt and Bill Tighe to such board of directors as such vacancies become available

(f)	evidence, acceptable to Kodiak, that the 12,200,000 escrowed shares of Ore-More have been cancelled and no longer exist; and

(g)	evidence, acceptable to Kodiak, that Kodiak is no longer indebted to Ore-More;

(h)	such other documents as Kodiak and Kodiak’s legal counsel may reasonably request.

ARTICLE 8

COMMISSIONS, LEGAL FEES

Each of the Parties will bear the fees and disbursements of the respective lawyers, accountants and consultants engaged by them in connection with this Agreement.

ARTICLE 9

PUBLIC ANNOUNCEMENTS AND POST CLOSING CONFIDENTIALITY

Kodiak shall be entitled to issue a press release or make any other public announcement on the Closing Date with respect to this Agreement or the transactions contemplated herein.  After the Closing, Ore-More will keep confidential all information in their possession or under their control relating to Kodiak and its business unless such information is or becomes generally available to the public other than as a result of a disclosure by Ore-More in violation of this Agreement.

ARTICLE 10

MISCELLANEOUS

10.1
No Party will assign this Agreement, or any part of this Agreement, without the consent of the other Party, which consent may not be unreasonably withheld or delayed.  Any purported assignment without the required consent is not binding or enforceable against any Party.

10.2	This Agreement enures to the benefit of and binds the Parties and their respective successors, heirs, executors, administrators, personal and legal representatives and permitted assigns.

10.3
Each notice to a Party must be given in writing.  A notice may be given by delivery to an individual or by fax, and will be validly given if delivered on a Business Day to an individual at the following address, or, if transmitted on a Business Day by fax addressed to the following party:

(a)           If to Kodiak:

Name:        Kodiak Energy, Inc.
Address:  1120, 833 – 4th Avenue S.W.
                  Calgary, Alberta  T2P 3T5

Attention:  President

(b)           If to Ore-More:

Name:  Ore-More Resources Inc.
Address:  1530, 9th Avenue SE
                  Calgary, Alberta T2G 0T7

Attention:  President

or to any other address, fax number or individual that the party designates.  Any Notice:

(c)	if validly delivered, will be deemed to have been given when delivered;

(d)	if validly transmitted by fax before 3:00 p.m. (local time at the place of receipt) on a Business Day, will be deemed to have been given on that Business Day; and;

(e)	if validly transmitted by fax after 3:00 p.m. (local time at the place of receipt) on a Business Day, will be deemed to have been given on the Business Day after the date of the transmission.

10.4
No waiver of any provision of this Agreement is binding unless it is in writing and signed by all the Parties except that any provision which does not give rights or benefits to particular Parties may be waived in writing, signed only by those Parties who have rights under, or hold the benefit of, the provision being waived if those Parties promptly send a copy of the executed waiver to all other Parties.  No failure to exercise, and no delay in exercising, any right or remedy under this Agreement will be deemed to be a waiver of that right or remedy.  No waiver of any breach of any provision of this Agreement will be deemed to be a waiver of any subsequent breach of that provision or of any similar provision.

10.5
Before and after the Closing Date, each Party will execute and deliver promptly at the other Party’s expense and request all further document and take all further action reasonably necessary or appropriate to give effect to the provisions and intent of this Agreement and to complete the transactions contemplated by this Agreement.

10.6
The rights and remedies under this Agreement are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.  No single or partial exercise by a Party of any right or remedy precludes or otherwise affect the exercise of any other right to which that Party may be entitled be entitled.

10.7
This Agreement and all documents contemplated by or delivered under in connection with this Agreement may be executed and delivered in any number of counterparts with the same effect as if all Parties had all signed and delivered the same document and all counterparts will be construed together to be an original and will constitute one and the same agreement.

10.8	Any Party may deliver an executed copy of this Agreement by fax but that Party will immediately dispatch by delivery in person to the other Parties an originally copy of this Agreement.

10.9
No amendment, supplemental, restatement or termination of any provision of this Agreement is binding unless it is in writing and signed by each Person that is a party to this Agreement at the time of the amendment, supplemental, restatement or termination.

10.10	Each of the Parties irrevocably submits to the jurisdiction of the courts of Alberta.

10.11
This Agreement and all documents contemplated by or delivered under or in connection with this Agreement, constitute the entire agreement between the Parties with respect to the subject matter of this Agreement and supersede all prior agreement, negotiations, discussions, undertaking, representations, warranties and understandings, whether or oral, express or implied statutory or otherwise.

IN WITNESS WHEREOF the Parties hereto have duly executed this Agreement as of the day and year first written above.

ORE-MORE RESOURCES INC.
Per:	/s/Lee Lischka
Per:

KODIAK ENERGY, INC.
Per:	/s/Glenn Watt
Per:

SCHEDULE “A”

COUGAR ENCUMBRANCES

1.	a security agreement on behalf of Thunder Energy Partnership as registration number 09093030324 with an expiry of September 30, 2015; and

2.	a land charge on behalf of Thunder Energy Partnership as registration number 09093030349 with an expiry of infinity.

SCHEDULE “B”

COUGAR EMPLOYEES

Glenn Watt – President

Steven Peter – VP Exploration

Dave Wilson – CFO

Myles Blust – Controller

Sandra Rogoza – Corporate Secretary

SCHEDULE “C”

ORE-MORE ENCUMBRANCES

NONE

SCHEDULE “D”

ORE-MORE EMPLOYEES

NONE